Exhibit 99.1
Investor Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie.reinsmidt@cblproperties.com
Media Contact: Stacey Keating, Director of Public Relations, 423.490.8361, stacey.keating@cblproperties.com
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INDEPENDENT INVESTIGATION CONFIRMS NO WRONGDOING BY CBL & ASSOCIATES PROPERTIES WITH RESPECT TO RECENT FINANCIAL ALLEGATIONS

Company Also Confirms no DOJ Investigation

CHATTANOOGA, Tenn. (August 15, 2016) - CBL & Associates Properties, Inc. (NYSE:CBL) today issued the following update on the status of the independent investigation into four specific loans.

“We are pleased to report that an independent investigation conclusively confirms what we have asserted all along: the allegations regarding our procedures with respect to the four loans were completely false and unwarranted. Specifically, the investigation confirmed that information concerning leases and revenue, which was provided to lenders in connection with the four loans, and the accounting for the leases for properties securing the loans were accurate in all material respects. The investigation found absolutely no wrongdoing by CBL or its employees in connection with the loans. We believe the results of the independent investigation represent a positive resolution to this matter and validate the integrity and standards of our financial and accounting practices.

“As previously stated, we learned on June 10, 2016, that the Securities and Exchange Commission (SEC) was conducting an investigation into four specific non-recourse loans originated in 2011 and 2012. The SEC provided us with the opportunity to commission an independent investigation and proffer findings to the SEC. At that time, CBL’s Board of Directors authorized the independent directors to initiate an investigation and retain independent counsel. The independent directors engaged McDermott Will & Emery LLP (McDermott) as their counsel, and McDermott retained an independent accounting firm, Ernst & Young (E&Y), to assist in the investigation. Upon completion of the investigation, McDermott and E&Y presented the results to the SEC. The investigation by the independent directors is now closed.

“Additionally, through our outreach to the Department of Justice (DOJ), we confirmed that the DOJ is not conducting an investigation of CBL.”

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Independent Investigation Confirms No Wrongdoing by CBL & Associates Properties
With Respect to Recent Financial Allegations

August 15, 2016

About CBL & Associates Properties, Inc.
Headquartered in Chattanooga, TN, CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 145 properties, including 89 regional malls/open-air centers. The properties are located in 31 states and total 82.9 million square feet including 8.6 million square feet of non-owned shopping centers managed for third parties. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

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